Exhibit 99.1

Newtek Business Services Corp. Reports First Quarter 2019 Financial Results

Lake Success, N.Y. - May 1, 2019 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three months ended March 31, 2019.

First Quarter 2019 Financial Highlights

•
Net investment loss of $(0.99) million, or $(0.05) per share, for the three months ended March 31, 2019; an improvement of 66.7%, on a per share basis, over net investment loss of $(2.8) million, or $(0.15) per share, for the three months ended March 31, 2018.

•
Adjusted net investment income (“ANII”)[1] of $8.3 million, or $0.44 per share, for the three months ended March 31, 2019; compared to ANII of $8.1 million, or $0.44 per share, for the three months ended March 31, 2018.

•	Total investment income of $13.8 million for the three months ended March 31, 2019; an increase of 24.4% over total investment income of $11.1 million for the three months ended March 31, 2018.

•
Net asset value (“NAV”) of $292.0 million, or $15.31 per share, at March 31, 2019; compared to NAV of $15.19 per share at December 31, 2018, and an increase of 1.7% on a per share basis over NAV of $15.05 per share at March 31, 2018.

•	Debt-to-equity ratio of 122.6% at March 31, 2019.

•
At March 31, 2019, proforma debt-to-equity ratio was 110.0% as a result of the sales of government-guaranteed portions of SBA 7(a) loans prior to March 31, 2019, which sales settled subsequent to the balance sheet date.

•	Total investment portfolio increased by 3.1% to $557.7 million at March 31, 2019, from $541.1 million at December 31, 2018.

•	Loan referral volume was $5.3 billion for the three months ended March 31, 2019; a 12.5% increase over $4.7 billion for the three months ended March 31, 2018.

•	On March 29, 2019, Standard and Poor’s Global Ratings raised its rating from A+ to AA on the Class A Notes issued by Newtek Small Business Loan Trust 2014-1

First Quarter 2019: Subsequent Event

•
On April 29, 2019, Newtek Conventional Lending, LLC, a joint venture between a Newtek subsidiary and a subsidiary of BlackRock TCP Capital Corp., closed a $100 million senior-secured revolving credit facility with Deutsche Bank.

•	The JV facility includes a $100 million accordion feature, allowing the JV to increase the borrowing available under the facility to $200 million.

Exhibit 99.1

SBA Loan Highlights

•	NSBF funded $97.8 million of SBA 7(a) loans during the three months ended March 31, 2019; an increase of 7.0% over $91.4 million of SBA 7(a) loans funded for the three months ended March 31, 2018.

•
NSBF forecasts full year 2019 SBA 7(a) loan fundings of between $580 million and $620 million, which would represent a 27.9% increase, at the midpoint of the range, over SBA 7(a) loan fundings for the year ended December 31, 2018.

•	Newtek Business Lending, forecasts full year 2019 SBA 504 loan fundings of $100 million.

2019 Dividends

•	The Company paid a first quarter 2019 cash dividend of $0.40 per share on March 29, 2019 to shareholders of record as of March 15, 2019

•
On May 1, 2019, Newtek’s Board of Directors declared a second quarter 2019 cash dividend of $0.46 per share, which represents a 9.5% increase over the second quarter 2018 cash dividend of $0.42 per share.

•
The Company forecasts paying an annual cash dividend in a range of $1.85[2] per share to $1.86[2] per share in 2019, which would represent a 3.3% increase over the 2018 cash dividend of $1.80 per share at the top end of the range.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are pleased with our first quarter 2019 financial results, which were in line with analysts’ consensus estimates, considering we realized lighter than expected loan funding volume in the first quarter primarily due to the government shutdown in the first quarter; the longest government shutdown in U.S. history. We achieved an approximate 67% improvement in the first quarter’s net investment loss per share over the same period last year, and believe we can continue to improve this metric as our loan portfolio continues to grow and perform. In addition, our securitization spreads continue to tighten, which reduces interest expense due to performance and execution as evidenced by our securitization notes being upgraded by Standard and Poor’s.  Our net investment loss continues to narrow as recurring income from the loan portfolio becomes a larger portion of our growing business.”

Mr. Sloane continued, “We are experiencing strong business trends and continued growth in our loan referral volume. Loan referrals for the first quarter of 2019 totaled $5.3 billion, which represents a 12.5% increase over the same period last year. Our large and growing referral volume enables us to select the loans with the best credit quality which helps us maintain attractive credit quality standards for our loans. We also experienced a material improvement in the pricing of the sale of guaranteed portions of our SBA 7(a) loans during the first quarter of 2019, with the weighted average net premium received on the sale of guaranteed portions of SBA loans of 111.09%. In addition, our loan pipeline remains strong, and we believe that a portion of the first quarter loan volume shifted forward, as a result of the government shutdown, and will be recaptured in the second quarter 2019. As such, we recently increased our 2019 annual cash dividend forecast by a range of $0.01 per share to $0.02 per share to a range of $1.85 per share to $1.86 per share, which would represent a 3.3% increase at the top of the range over the Company’s 2018 annual dividend payment of $1.80 per share. In addition, we are maintaining our full year 2019 SBA 7(a) loan fundings forecast of between $580 million and $620 million, which would represent a 27.9% increase, at the midpoint of the range, over SBA 7(a) loan fundings for the year ended December 31, 2018.”

Mr. Sloane concluded, “We are extremely excited about future initiatives, specifically the launching of Newtek Conventional Lending, LLC, our JV with BlackRock TCP Capital Corp., which will be originating non-conforming conventional loans. The JV launch coincides with the JV closing a $100 million senior-secured revolving leveraged credit facility with Deutsche Bank. The JV facility includes a $100 million accordion feature, allowing the JV to increase the borrowing available under the facility to $200 million. The JV plans to use this leverage facility to grow the business and we believe this new initiative will have a positive impact on our results going forward. However, at this point in time, none of the benefit of this joint venture has been factored into our annual dividend forecast for 2019.”

Exhibit 99.1

Investor Conference Call and Webcast

A conference call to discuss first quarter 2019 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Jennifer Eddelson, Executive Vice President and Chief Accounting Officer, tomorrow, Thursday, May 2, 2019 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days following the live presentation.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.
The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, ANII does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2Note Regarding Dividend Payments

Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Exhibit 99.1

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.
Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	March 31, 2019	December 31, 2018
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $370,328 and $355,589, respectively; includes $323,388 and $323,388, respectively, related to securitization trusts)	$366,769	$349,402
SBA guaranteed non-affiliate investments (cost of $16,634 and $17,217, respectively)	18,586	19,100
Controlled investments (cost of $75,935 and $74,279, respectively)	171,294	171,585
Non-control/affiliate investments (cost of $1,000 and $1,000, respectively)	1,000	1,000
Investments in money market funds (cost of $9 and $9, respectively)	9	9
Total investments at fair value	557,658	541,096
Cash	3,083	2,316
Restricted cash	26,654	29,034
Broker receivable	45,354	42,617
Due from related parties	3,596	3,232
Servicing assets, at fair value	22,339	21,360
Right of use assets	8,768	—
Other assets	14,282	13,686
Total assets	$681,734	$653,341

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$64,500	$34,700
Notes due 2022 (par: $8,324 as of March 31, 2019 and December 31, 2018)	8,039	8,019
Notes due 2023 (par: $57,500 as of March 31, 2019 and December 31, 2018)	55,681	55,564
Notes payable - Securitization trusts (par: $201,859 and $220,137 as of March 31, 2019 and December 31, 2018)	198,592	216,507
Notes payable - related parties	25,890	16,840
Due to related parties	2	4
Lease liabilities	10,775	—
Deferred tax liabilities	8,712	9,241
Accounts payable, accrued expenses and other liabilities	17,537	25,021
Total liabilities	389,728	365,896

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 19,073 and 18,919 issued and outstanding, respectively)	382	379
Additional paid-in capital	257,597	254,498
Accumulated undistributed earnings	34,027	32,568
Total net assets	292,006	287,445
Total liabilities and net assets	$681,734	$653,341
Net asset value per common share	$15.31	$15.19

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In Thousands, except for Per Share Data)
	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Investment income
From non-affiliate investments:
Interest income	$7,017	$5,174
Servicing income	2,428	2,065
Other income	921	1,055
Total investment income from non-affiliate investments	10,366	8,294
From Non-control/affiliate investments:
Dividend income	31	—
From controlled investments:
Interest income	217	149
Dividend income	3,150	2,625
Total investment income from controlled investments	3,367	2,774
Total investment income	13,764	11,068
Expenses:
Salaries and benefits	3,588	4,878
Interest	4,735	3,512
Depreciation and amortization	129	120
Professional fees	984	940
Origination and servicing	1,653	1,605
Origination and servicing - related party	2,188	—
Change in fair value of contingent consideration liabilities	46	10
Loss on extinguishment of debt	—	1,059
Other general and administrative costs	1,427	1,717
Total expenses	14,750	13,841
Net investment loss	(986)	(2,773)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments - SBA 7(a) loans	9,344	9,881
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	70	(280)
Net unrealized appreciation on SBA unguaranteed non-affiliate investments	2,629	992
Net unrealized (depreciation) appreciation on controlled investments	(1,947)	1,170
Change in deferred taxes	529	(299)
Net unrealized depreciation on servicing assets	(556)	(579)
Net realized and unrealized gains	$10,069	$10,885
Net increase in net assets resulting from operations	$9,083	$8,112
Net increase in net assets resulting from operations per share	$0.48	$0.44
Net investment loss per share	$(0.05)	$(0.15)
Dividends and distributions declared per common share	$0.40	$0.40
Weighted average number of shares outstanding	19,003	18,495

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

(in thousands, except per share amounts)	Three months ended March 31, 2019	Per share	Three months ended March 31, 2018	Per share
Net investment loss	$(986)	$(0.05)	$(2,773)	$(0.15)
Net realized gain on non-affiliate investments - SBA 7(a) loans	9,344	0.49	9,881	0.53
Loss on lease	(78)	(0.00)	(76)	(0.00)
Change in fair value of contingent consideration liabilities	46	0.00	10	0.00
Loss on debt extinguishment	—	—	1,059	0.06
Adjusted Net investment income	$8,326	$0.44	$8,101	$0.44